UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2011

RAPTOR TECHNOLOGY GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-148076	20-8-182
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

7064 Sampey Road Groveland Florida 34736
(Address of Principal Executive Offices)

321-274-9675
Registrants Telephone Number

(Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Sole Officer & Director - Zoltan Nagy
The Company accepted the resignation of Zoltan Nagy on April 27, 2011, effective immediately resigning his position on the Board of Directors of Raptor Technology Group, Inc. and his positions as the sole officer, including Principal executive officer and principal financial officer.

Mr. Nagy’s resignation was not related to any matter relating to the Registrant’s operations, policies or practices.

The Company has identified a replacement for Mr. Nagy and appreciates the time he served on the Board and as our President.

Appointment of Director & CEO/President- Tom Gleason- Age 54
Effective April 27, 2011, the Board of Directors of Raptor Technology Group, Inc. appointed Tom Gleason to the Board of Directors and as sole officer, including principal executive officer and principal financial officer. Mr. Gleason will serve on the board until the next annual shareholders meeting.

Mr. Gleason’s is the Founder/President of Raptor Fabrication and Equipment, Inc. a Florida company of which we are presently in the process of completing a merger agreement.

Mr. Gleason was the Project Manager throughout 2009 working through Raptor Fabrication & Equipment for algae to jet fuel project for Science Applications International Corporation, Defense Advanced Research Projects Agency and the Department of Defense, and the algae to Jet Fuel and biodiesel fuel project for the Department of Energy.

Mr. Gleason has hands on experience manufacturing an automated, continuous biodiesel production system. In addition, Mr. Gleason has developed a simple but effective system for producing biodiesel in small quantities.

Education
University of Maryland - B.S. Business 1980

Employment History
Raptor Fabrication & Equipment 2007 – 2011
Founder/President

Mid Atlantic Telephone 2004 – 2007
V.P. Sales

Ikon Office Solutions 2000 – 2004
Vice President of Sales for Washington D.C. Responsibilities includes all sales in East Corridor, Budgeting, and Profitability of the East Corridor.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Raptor Technology Group, Inc

Date: April 27, 2011	By:	/s/ Tom Gleason
Name: Tom Gleason
Title: President and CEO
Principal Executive Officer and Principal Financial Officer